Exhibit 10.11

SERIES C PREFERRED SHARES PURCHASE AGREEMENT

THIS SERIES C PREFERRED SHARES PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of January 26, 2017 by and among:

1.                        Walnut Street Group Holding Limited, an exempted company with limited liability organized and existing under the laws of the Cayman Islands (the “Company”);

2.                        Walnut Street Investment, Ltd., a business company incorporated under the laws of the British Virgin Islands (the “BVI 1”);

3.                        Walnut Street Management, Ltd., a business company incorporated under the laws of the British Virgin Islands (the “BVI 2”, together with BVI 1, the “BVI Companies”);

4.                        PURE TREASURE LIMITED, a company organized and existing under the laws of the Samoa (the “Samoa Company”, together with the BVI Companies, the “Founder Holding Companies”)

5.                        HongKong Walnut Street Limited (香港胡桃街有限公司), a company organized and existing under the laws of Hong Kong (the “HK Company”);

6.                        Hangzhou Weimi Network Technology Co., Ltd. (杭州微米网络科技有限公司), a limited liability company organized and existing under the laws of the PRC, as the wholly-owned subsidiary of the HK Company (the “WFOE”);

7.                        Hangzhou Aimi Network Technology Co., Ltd. (杭州埃米网络科技有限公司), a limited liability company organized and existing under the laws of the PRC (the “Domestic Company”);

8.                        Each of the persons as set forth in Schedule 1 attached hereto (the “Other Domestic Operational Companies”);

9.                        Each of the persons as set forth in Schedule 2 attached hereto (the “Founders” and each a “Founder”);

10.                 SCC Growth IV Holdco A, Ltd., an exempted company with limited liability organized and existing under the laws of the Cayman Islands (“Sequoia”);

11.                 Banyan Partners Fund II, L.P., an exempted limited partnership formed under the law of the Cayman Islands (“Banyan”);

12.                 Tencent Mobility Limited, a limited company incorporated and existing under the Laws of Hong Kong (“TML”, together with Chinese Rose Investment Limited, a business company incorporated under the Laws of the British Virgin Islands, “Tencent”);

*** Indicates where text has been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. The omitted materials have been filed separately with the Securities and Exchange Commission.

13.                 Sun Vantage Investment Limited, a company organized under the laws of the Cayman Islands (“Sun Vantage”);

14.                 FPCI Sino-French (Innovation) Fund, a company organized and existing under the laws of France (“FPCI”, together with Sequoia, Banyan, TML and Sun Vantage, collectively, the “Series C Purchasers”, and each, an “Series C Purchaser”).

Each of the above parties shall collectively be referred to as the “Parties”, and each, a “Party”. The Company, the HK Company, the WFOE, the Domestic Company, the Other Domestic Operational Companies and each of their direct or indirect subsidiaries are referred to collectively herein as the “Group Companies”, and each, a “Group Company”. The WFOE, the Domestic Company, the Other Domestic Operational Companies and each of their direct or indirect subsidiaries are referred to collectively herein as the “PRC Companies”, and each a “PRC Company”.

RECITALS

A.                      The ownership structure among the Group Companies is as set forth in Exhibit A attached hereto as the date of this Agreement.

B.                      The Group Companies are mainly engaged in the business of research, development, operation of internet E-commerce (including domestic and cross-border E-commerce) and other business approved by the Preferred Majority (as defined in the Shareholders Agreement) (the “Principal Business”).

C.                      At the Closing, the Company desires to issue and sell to the Series C Purchasers, and the Series C Purchasers desire to purchase from the Company and subscribe for certain number of the series C-1 convertible preferred shares of the Company with par value of $0.0001 per share (the “Series C-1 Preferred Shares”) and the series C-2 convertible preferred shares of the Company with par value of $0.0001 per share (the “Series C-2 Preferred Shares”, together with Series C-1 Preferred Shares, the “Series C Preferred Shares”) on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

AGREEMENT TO PURCHASE AND SELL SHARES

SECTION 1.1. Agreement to Purchase and Sell Shares.

Subject to the terms and conditions hereof, the Company agrees to issue and sell to Sequoia, and Sequoia agrees to purchase from the Company 2,821,509 Series C-1 Preferred Shares (the “Series C-1 Purchased Shares”), at an aggregate price of US$20,000,000 (the “Series C-1 Purchase Price”), approximately US$7.09 per share, having the rights, privileges and restrictions as set forth in the Sixth Amended and Restated Memorandum and Articles of Association of the Company attached hereto as Exhibit D (the “Restated Articles”).

Subject to the terms and conditions hereof, the Company agrees to issue and sell to the Series C Purchasers, and each of the Series C Purchaser agrees to, severally and not jointly, purchase from the Company such number of the Series C-2 Preferred Shares as set forth opposite the name of such Series C Purchaser in Exhibit B attached hereto, amounting to an aggregate of 11,913,039 Series C-2 Preferred Shares (the “Series C-2 Purchased Shares”, together with the Series C-1 Purchased Shares, the “Series C Purchased Shares”), at an aggregate price of US$95,000,000 (the “Series C-2 Purchase Price”), approximately US$7.97 per share, having the rights, privileges and restrictions as set forth in the Restated Articles.

The aforesaid Purchased Shares, when issued and alloted, shall be with full rights and free and clear of any Liens.

SECTION 1.2. Transfer of Funds.

(a)         The Series C-1 Purchase Price less the Tax Holdback Amount shall be paid by wire transfer of United States dollars in immediately available funds to a designated account of the Company, within fifteen (15) business days (defined as any day other than a Saturday or Sunday on which banks are ordinarily open for business in New York City and in Hong Kong) after the Closing (as defined in Section 2.1), provided that the Company shall deliver wire transfer instructions to the Series C Purchasers at least five (5) business days prior to the Closing (as defined in Section 2.1) as applicable.

(b)         The Series C-2 Purchase Price shall be paid by wire transfer of United States dollars in immediately available funds to a designated account of the Company, within fifteen (15) business days (defined as any day other than a Saturday or Sunday on which banks are ordinarily open for business in New York City and in Hong Kong) after the Closing (as defined in Section 2.1), provided that the Company shall deliver wire transfer instructions to the Series C Purchasers at least five (5) business days prior to the Closing (as defined in Section 2.1) as applicable.

(c)          Within fifteen (15) business days upon the receipt by Sequoia of the Tax Clearance Certificate under Section 6.17, the Tax Holdback Amount shall be paid by wire transfer of USD in immediately available funds to the Company’s account.

SECTION 1.3. Post-Investment Capitalization Structure.

Following the issue and sale of the Series C Purchased Shares under Section 1.1, the post-investment capitalization structure of the Company shall be as follows:

			Share
Shareholders	Class of Shares	No. of Shares	Percentage
Walnut Street Investment, Ltd.	Ordinary Shares	38,838,395	21.44%
	Series A-1 Preferred Shares	2,011,090	1.11%
	Series B-1 Preferred Shares	3,173,447	1.75%

Walnut Street Management, Ltd.	Ordinary Shares	19,418,043	10.72%

WU Chak Man	Ordinary Shares	634,194	0.35%
	Series A-1 Preferred Shares	804,436	0.44%
	Series A-2 Preferred Shares	1,490,124	0.82%

PURE TREASURE LIMITED	Ordinary Shares	27,557,735	15.21%

Banyan Partners Fund II, L.P.	Series A-2 Preferred Shares	8,940,742	4.93%
	Series B-1 Preferred Shares	3,173,447	1.75%
	Series B-3 Preferred Shares	6,346,893	3.50%
	Series C-2 Preferred Shares	1,151,462	0.64%

Lightspeed China Partners II, L.P.	Series B-1 Preferred Shares	3,173,447	1.75%

IDG China Venture Capital Fund IV L.P.	Ordinary Shares	1,320,995	0.73%
	Series A-2 Preferred Shares	1,320,995	0.73%
	Series B-1 Preferred Shares	352,292	0.19%

IDG China IV Investors L.P.	Ordinary Shares	169,129	0.09%
	Series A-2 Preferred Shares	169,129	0.09%
	Series B-1 Preferred Shares	45,104	0.02%

MFUND, L.P.	Series A-1 Preferred Shares	776,943	0.43%
	Series B-1 Preferred Shares	661,699	0.37%

Chinese Rose Investment Limited	Series B-2 Preferred Shares	1,389,064	0.77%

Tencent Mobility Limited	Series C-2 Preferred Shares	3,762,012	2.08%

Castle Peak Limited	Series B-3 Preferred Shares	952,034	0.53%

Sun Vantage Investment Limited	Series B-4 Preferred Shares	8,772,443	4.84%
	Series C-2 Preferred Shares	547,158	0.30%

FPCI Sino-French (Innovation) Fund	Series B-4 Preferred Shares	2,924,148	1.61%
	Series C-2 Preferred Shares	182,386	0.10%

Sky Royal Trading Limited	Series B-4 Preferred Shares	2,924,148	1.61%

SCC Growth IV Holdco A, Ltd.	Series C-1 Preferred Shares	2,821,509	1.56%
	Series C-2 Preferred Shares	6,270,021	3.46%

ESOP	Ordinary Shares	29,128,936	16.08%

Total		181,203,600	100.000%

ARTICLE II

CLOSINGS; DELIVERY

SECTION 2.1.  Closing.

The sale of the Series C Purchased Shares shall be held at the offices of the legal counsel of the Company within ten (10) business days after the fulfillment of the conditions to closing as set forth in Article VII and Article VIII or at such other time and place as the Company and the Series C Purchasers may mutually agree upon (the “Closing”).

SECTION 2.2.  Delivery.

At the Closing, in addition to any items the delivery of which is made an express condition to the Series C Purchasers’ obligations at the Closing pursuant to Article VI, the Company shall deliver to each Series C Purchaser: (i) a certified true copy of updated register of members of the Company showing (a) the completion of the Repurchase; (b) Sequoia as the holder of the Series C-1 Purchased Shares purchased by it hereunder, and each Series C-2 Purchaser as the holder of the Series C-2 Purchased Shares purchased by it hereunder, certified by the registered agent of the Company; and (c) the share capital structure as set forth in Section 1.3, (ii) a copy of duly issued share certificate or certificates registered in each Series C Purchaser’s name representing such number of the Series C Purchased Shares held by such Series C Purchaser, and (iii) a certified true copy of the updated register of directors of the Company reflecting the appointment of the directors of the Company in accordance with Section 7.7 hereof, certified by the registered agent of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

The Group Companies, the Founder Holding Companies and the Founders (collectively, the “Seller Parties” and individually, a “Seller Party”) hereby jointly and severally represent and warrant to the Series C Purchasers, subject to the disclosures set forth in the Disclosure Schedule (the “Disclosure Schedule”) attached to this Agreement as Exhibit C (which Disclosure Schedule shall be deemed to be representations and warranties to the Series C Purchasers), as of the date hereof, the date of the Closing (the “Closing Date”) hereunder, as follows.

SECTION 3.1.  Organization, Standing and Qualification.

Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party. Each Group Company is qualified to do business in each jurisdiction where it carries on its business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where it is incorporated.

SECTION 3.2.  Capitalization.

The authorized share capital of the Company consists of the following:

(a)                                 Ordinary Shares.      Immediately prior to the Closing, a total of 435,863,827 authorized ordinary shares with par value US$0.0001 per share of the Company (the “Ordinary Shares”), of which 87,938,491 shares are issued and outstanding.

(b)                                 Preferred Shares.     Immediately prior to the Closing, a total of 64,136,173 Preferred Shares with par value US$0.0001 per share of the Company (the “Preferred Shares”), of which:

(i)                                     a total of 3,592,469 authorized series A-1 convertible preferred Shares with par value US$0.0001 per share of the Company (the “Series A-1 Preferred Shares”) are issued and outstanding;

(ii)                                  a total of 11,920,990 authorized series A-2 Preferred Shares with par value US$0.0001 per share of the Company (the “Series A-2 Preferred Shares” together with the Series A-1 Preferred Shares, the “Series A Preferred Shares”) are issued and outstanding;

(iii)                               a total of 10,579,436 authorized series B-1 Preferred Shares with par value US$0.0001 per share of the Company (the “Series B-1 Preferred Shares”) are issued and outstanding;

(iv)                              a total of 1,389,064 authorized series B-2 Preferred Shares with par value US$0.0001 per share of the Company (the “Series B-2 Preferred Shares”) are issued and outstanding;

(v)                                 a total of 7,298,927 authorized series B-3 Preferred Shares with par value US$0.0001 per share of the Company (the “Series B-3 Preferred Shares”) are issued and outstanding; and

(vi)                              a total of 14,620,739 authorized series B-4 Preferred Shares with par value US$0.0001 per share of the Company (the “Series B-4 Preferred Shares”, together with the Series B-1 Preferred Shares, the Series B-2 Preferred Shares, and the Series B-3 Preferred Shares, collectively the “Series B Preferred Shares”) are issued and outstanding;

(vii)                           a total of 2,821,509 authorized Series C-1 Preferred Shares, of which none was issued or outstanding; and

(viii)                        a total of 11,913,039 authorized Series C-2 Preferred Shares, of which none was issued or outstanding.

(c)                                  Options, Reserved Shares.

Immediately prior to the Closing, the Company has reserved 29,128,936 Ordinary Shares for the issuance to employees pursuant to the employee stock option plans of the Company (the “ESOP”) and no options exercisable for any of such Ordinary Shares under the ESOP have been issued.

Furthermore, the Company has reserved:

(i)                                     3,592,469 Ordinary Shares for issuance upon the conversion of Series A-1 Preferred Shares;

(ii)                                  11,920,990 Ordinary Shares for issuance upon the conversion of Series A-2 Preferred Shares;

(iii)                               10,579,436 Ordinary Shares for issuance upon the conversion of Series B-1 Preferred Shares;

(iv)                              1,389,064 Ordinary Shares for issuance upon the conversion of Series B-2 Preferred Shares;

(v)                                 7,298,927 Ordinary Shares for issuance upon the conversion of Series B-3 Preferred Shares;

(vi)                              14,620,739 Ordinary Shares for issuance upon the conversion of Series B-4 Preferred Shares;

(vii)                           2,821,509 Ordinary Shares for issuance upon the conversion of Series C-1 Preferred Shares (the “Series C-1 Conversion Shares”); and

(viii)                        11,913,039 Ordinary Shares for issuance upon the conversion of Series C-2 Preferred Shares (the “Series C-2 Conversion Shares”, together with the Series C-1 Conversion Shares, collectively, the “Series C Conversion Shares”).

Except for (i) the conversion privileges of the Preferred Shares, (ii) the ESOP, and (iii) the preemptive rights provided in the Fifth Amended and Restated Shareholders Agreement to be entered into at the Closing and attached hereto as Exhibit E (the “Shareholders Agreement”), there are no options, warrants, conversion privileges, agreements or rights of any kind with respect to the issuance or purchase of the shares of the Company.

Apart from the exceptions noted in this Section 3.2(c), no shares of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights of any kind to purchase such shares (whether in favor of the Company or any other person).

(d)                                 Outstanding Security Holders. A complete and current list of all shareholders, option holders and other security holders of the Company as of the date hereof and as of the Closing Date indicating the type and number of shares, options or other securities held by each such shareholder, option holder or other security holder is set forth in Section 3.02(d) of the Disclosure Schedule.

(e)                                  No share plan, share purchase, share option or other agreement or understanding between the Company and any holder of any securities or rights exercisable or convertible for securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of the occurrence of any event.

(f)                                   Liens. Except as disclosed in Section 3.2(f) of the Disclosure Schedule, all share capital of each Group Company is and as of the Closing shall be free of any and all liens. There are no (a) resolutions pending to increase the share capital of any Group Company or cause the liquidation, winding up, or dissolution of any Group Company or (b) dividends which have accrued or been declared but are unpaid by any Group Company.

SECTION 3.3.  Subsidiaries; Group Structure

(a)                                 Except for (i) the HK Company, one hundred percent (100%) of the equity interest of which are owned by the Company, (ii) the WFOE, one hundred percent (100%) of the equity interest of which are owned by the HK Company, and (iii) the Domestic Company, one hundred percent (100%) of the equity interest of which are owned by its current shareholders, none of the Group Companies presently owns or controls, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity. None of the PRC Companies has any subsidiaries, and neither own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity, nor maintains any offices or branches or subsidiaries.

(b)                                 Each of the PRC Companies shall possess all requisite approvals, permits and licenses for the conduct of the Principal Business as currently conducted and proposed to be conducted and for the ownership and operation of its assets and property under the applicable PRC law.

SECTION 3.4.  Due Authorization

All corporate action on the part of the Group Companies and, as applicable, their respective officers, directors and shareholders necessary for (i) the authorization, execution and delivery of, and the performance of the obligations of the Group Companies under this Agreement, the Shareholders Agreement and the various agreements, instruments or documents attached to or entered into in connection with this Agreement (collectively, “Ancillary Agreements”, and collectively with this Agreement, the Shareholders Agreement the “Transaction Documents”), the Restated Articles, the certificate of incorporation or other equivalent corporate charter documents of any of the Group Companies (collectively with the Restated Articles, the “Constitutional Documents”) and (ii) the authorization, issuance, reservation for issuance and delivery of all of the Series C Purchased Shares being sold under this Agreement and of the Ordinary Shares issuable upon conversion of such Series C Purchased Shares has been taken or will be taken prior to the Closing. Each of the Transaction Documents and the Constitutional Documents is or will, upon its execution be a valid and binding obligation of each Group Company, each Founder Holding Company, and each Founder enforceable against the foregoing in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

SECTION 3.5.  Valid Issuance of Series C Purchased Shares.

(a)                                 The Series C Purchased Shares are, and the Series C Conversion Shares when issued, sold and delivered in accordance with the terms of this Agreement will be, duly and validly issued, fully paid and non-assessable.

(b)                                 All currently outstanding capital shares of the Company are duly and validly issued, fully paid and non-assessable, and all outstanding shares, options, warrants and other securities of the Company and each other Group Company have been issued in full compliance with the requirements of all applicable securities laws and regulations including, to the extent applicable, the registration and prospectus delivery requirements of the United States Securities Act of 1933, as amended (the “Act”), or in compliance with applicable exemptions therefrom, and all other provisions of applicable securities laws and regulations, including, without limitation, anti-fraud provisions.

SECTION 3.6.  Liabilities.

Except as reflected in the Financial Statements (as defined in Section 3.15 below), no Group Company has any indebtedness for borrowed money or other liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

SECTION 3.7.  Title to Properties and Assets.

(a)                                 Each Group Company has good and marketable title to its properties and assets held in each case subject to no mortgage, pledge, lien, encumbrance, security interest or charge of any kind. With respect to the property and assets it leases, except as disclosed in Section 3.7 of the Disclosure Schedule, each Group Company has obtained all necessary approvals, permits or authorizations from relevant governmental authorities and the owners of such property and assets, and is in compliance with such leases and such Group Company holds valid leasehold interests in such assets free of any liens, encumbrances, security interests or claims of any party other than the lessors of such property and assets.

(b)                                 The property and assets owned or leased by the Group Companies, or which they otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the businesses of the Group Companies and are adequate to conduct such businesses in substantially the same manner as currently conducted and as proposed to be conducted.

SECTION 3.8.  Status of Proprietary Assets.

Each Group Company (i) has independently developed and owns free and clear of all claims, security interests, liens or other encumbrances, or (ii) has a valid right or license to use, all Proprietary Assets (as defined below), including without limitation all Registered Intellectual Property (as defined below), necessary and appropriate for its business and, to the knowledge of the Seller Parties without any conflict with or infringement of the rights of others. For purpose of this Agreement, (i) “Proprietary Assets” shall mean all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, copyright registrations and applications and all other rights corresponding thereto, inventions, databases and all rights therein, all computer software including all source code, object code, firmware, development tools, files, records and data, including all media on which any of the foregoing is stored, formulas, designs, business methods, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes, and all documentation related to any of the foregoing; and (ii) “Registered Intellectual Property” means all Proprietary Assets of any Group Company, wherever located, that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any government authority.

.Section 3.8 of the Disclosure Schedule contains a complete list of Proprietary Assets, including all Registered Intellectual Property, of each Group Company. There are no outstanding options, licenses, agreements or rights of any kind granted by any Group Company or any other party relating to any Group Company’s Proprietary Assets, nor is any Group Company bound by or a party to any options, licenses, agreements or rights of any kind with respect to the Proprietary Assets of any other person or entity.

No Group Company has received any written communications alleging that it has violated or, by conducting its business as proposed, would violate any Proprietary Assets of any other person or entity, nor, to the best knowledge of the Seller Parties, is there any reasonable basis therefor. None of the current or former officers, employees or consultants of any Group Company (at the time of their employment or engagement by a Group Company) has been or is obligated under any agreement (including licenses, covenants or commitments of any nature) or other arrangement or undertaking of any kind, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his, her or its best efforts to promote the interests of such Group Company or that would conflict with the business of such Group Company as proposed to be conducted or that would prevent such officers, employees or consultants from assigning to such Group Company inventions conceived or reduced to practice in connection with services rendered to such Group Company. Neither the execution nor delivery of the Transaction Documents, nor the carrying on of the business of any Group Company by its employees, nor the conduct of the business of any Group Company as proposed, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. It will not be necessary to utilize any inventions of any of the Group Companies’ employees (or people the Group Companies currently intend to hire) made prior to or outside the scope of their employment by the relevant Group Company. No government funding, facilities of any educational institution or research center, or funding from third parties has been used in the development of any Proprietary Assets of any Group Company. There shall have been no dispute on the confidentiality, non-competition or Proprietary Assets between the Seller Parties and/or the persons listed in Exhibit F attached hereto (the “Key Employee”) and their former employers.

SECTION 3.9.  Material Contracts and Obligations.

All agreements, contracts, leases, licenses, mortgages, indentures, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which each Group Company is a party or by which it or its assets is bound (each, a “Group Company Contract” and collectively, the “Group Company Contracts”) that (i) are material to the conduct and operations of its business and properties, (ii) involve any of the officers, consultants, directors, employees or shareholders of the Group Company; or (iii) obligate such Group Company to share, license or develop any product or technology are listed in Section 3.9 of the Disclosure Schedule and have been made available for inspection by each Series C Purchaser and its counsel. For purposes of this Section 3.9, “material” shall mean (i) having an aggregate value, cost or amount, or imposing liability or contingent liability on any Group Company, in excess of USD1,000,000 in the aggregate, or that extend for more than one year beyond the date of this Agreement, (ii) not terminable upon thirty (30) days’ notice without incurring any penalty or obligation, (iii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, (iv) not in the ordinary course of business, (v) transferring or licensing any Proprietary Assets to or from any Group Company, or (vi) an agreement the termination of which would be reasonably likely to have a Material Adverse Effect. All of the Group Company Contracts are valid, binding and enforceable obligations of the parties thereto and the terms thereof have been complied with by the relevant Group Company and all the other parties thereto.

Unless otherwise defined in this Agreement, the “Material Adverse Effect” means any (a) event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (fmancial or otherwise), prospects or Liabilities of the Group Companies taken as a whole, (b) material impairment of the ability of any Group Company or Founder or Founder Holding Companies to perform the material obligations of such person hereunder or under any other Transaction Agreement, as applicable, or (c) material impairment of the validity or enforceability of this Agreement or any other Transaction Documents against any Group Company or Founder or Founder Holding Companies.

SECTION 3.10. Litigation.

Except as disclosed in Section 3.10 of the Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation (“Action”) pending or currently threatened against any of the Group Companies, any Group Company’s activities, properties or assets or against any officer, director or employee of each Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of any Group Company, or otherwise. To the knowledge of the Seller Parties, there is no factual or legal basis for any such Action that is likely to result, individually or in the aggregate, in any Material Adverse Effect. By way of example, but not by way of limitation, there are no Actions pending against any of the Group Companies or threatened against any of the Group Companies, relating to the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. None of the Group Companies is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate.

SECTION 3.11. Compliance with Laws; Consents and Permits.

(a)           None of the Seller Parties nor any shareholders of the Company is or has been in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, including but not limited to the registration requirement for the Founders’ (direct or indirect) investment in the Company under the Circular on the Management of Offshore Investment and Financing and Round-Trip Investment by Domestic Residents through Special Purpose Vehicles issued by the State Administration of Foreign Exchange (“SAFE”) on July 4, 2014, and any successor rule or regulation under PRC law (the “Circular 37”) and the Rules for Mergers with and Acquisitions of Domestic Enterprises by Foreign Investors jointly issued by MOFCOM, the State Owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce (the “SAIC”), the China Securities Regulatory Commission and SAFE on August 8, 2006 (as amended on June 22, 2009 and from time to time) (the “Order No.10”). Neither the Seller Parties nor any of the other shareholders of the Company has received any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE with respect to any actual or alleged non-compliance with Circular 37 and any other SAFE rules and regulations and the Company and the shareholders of the Company have made all oral or written filings, registrations, reporting or any other communications required by SAFE. Except as disclosed in Section 3.11(a) of the Disclosure  Schedule, none of the Group Companies is under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law.

(b)           Except as disclosed in Section 3.11(b) of the Disclosure Schedule, all consents, licenses, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental authority (the “Permits”) and any third party (collectively with the Permits, the “Consents”) which are required to be obtained or made by each Group Company in connection with the consummation of the transactions contemplated hereunder shall have been obtained or made prior to and shall be fully effective as of the Closing.

(c)           Except as disclosed in Section 3.11(c) of the Disclosure Schedule, each Group Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as currently conducted and proposed to be conducted. None of the Group Companies is in default under any of such franchises, permits, licenses or other similar authority. No Seller Party has received any letter or notice from any competent governmental authorities notifying it of the revocation of any approval issued to it or the need for compliance or remedial actions with respect to the activities carried out directly or indirectly by any Seller Party.

SECTION 3.12. Compliance with Other Instruments and Agreements.

None of the Group Companies is or has been in, nor shall the conduct of its business as currently or proposed to be conducted result in, violation, breach or default of any term of its Constitutional Documents of the respective Group Company, or in any material respect of any term or provision of Group Company Contract or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Group Company. None of the activities, agreements, commitments or rights of any Group Company is ultra vires or invalid, or unauthorized. The execution, delivery and performance of and compliance with the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Group Company’s Constitutional Documents or any Group Company Contract, or a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any asset of any Group Company.

SECTION 3.13. Registration Rights.

Except as provided in the Shareholders Agreement, no Seller Party has granted or agreed to grant any person or entity any registration rights (including piggyback registration rights) with respect to, nor is the Company obliged to list, any of the Company’s shares (or the shares of the PRC Companies) on any securities exchange. Except as contemplated under this Agreement, the Shareholders Agreement and the Control Documents (as defined below), there are no voting or similar agreements which relate to the share capital of the Company or any of the equity interests of the Group Companies.

Unless otherwise defined in this Agreement, “Control Documents” means any and all agreements to be entered into by the WFOE, the Domestic Company and other parties thereto as applicable for the purpose of a variable interest entities structure, including but not limited to: (i) Amended and Restated Exclusive Business Cooperation Agreement (经修订和重述的独家业务合作协议), (ii) Amended and Restated Exclusive Option Agreement (经修订和重述的独家购买权合同), (iii) Amended and Restated Share Pledge Agreement (经修订和重述的股权质押合同), (iv) Amended and Restated Loan Agreement (经修订和重述的借款协议), (v) Amended and Restated Proxy Agreement (经修订和重述的股东表决权委托协议), and (vi) Spousal Consent Letter (配偶同意函).

SECTION 3.14. Financial Advisor Fees.

There exists no agreement or understanding between any Group Company and any investment bank or other financial advisor under which such Group Company may owe any brokerage, placement or other fees relating to the offer or sale of the Series C Purchased Shares.

SECTION 3.15. Financial Statements.

(a)           The unaudited management accounts of the PRC Companies for the respective periods from its inception to November 30, 2016 (the unaudited management accounts and any notes thereto are hereinafter referred to as the “Financial Statements” and November 30, 2016, the “Financial Statements Date”) are (a) in accordance with the books and records of the PRC Companies, (b) true, correct and complete and present fairly the financial condition of the PRC Companies at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with PRC generally accepted accounting principles (“PRC GAAP”) applied on a consistent basis, except as to the unaudited consolidated financial statements, for the omission of notes thereto and normal year end audit adjustments. Specifically, but not by way of limitation, the respective balance sheets of the Financial Statements disclose the PRC Companies’ respective debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with PRC GAAP. The PRC Companies have good and marketable title to all assets set forth on the balance sheets of the respective Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since their respective dates. None of the Group Companies is a guarantor or indemnitor of any indebtedness of any other person or entity. Each Group Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles as required in the jurisdiction where it is incorporated.

(b)           All accounts, notes receivable and other receivables reflected on the Financial Statements are, and all accounts and notes receivable arising from or otherwise relating to the business of each of the PRC Companies as of the Closing Date will be valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Financial Statements.

SECTION 3.16. Activities since Financial Statements Date.

Since the Financial Statements Date, with respect to each Group Company, there has not been:

(a)           any change in the assets, liabilities, financial condition or operating results of the Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b)           any material change in the contingent obligations of the Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise;

(c)           any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Group Company (as presently conducted and as presently proposed to be conducted);

(d)           any waiver by the Group Company of a material valuable right or of a material debt;

(e)           any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Group Company, except such satisfaction, discharge or payment made in the ordinary course of business that would not have a Material Adverse Effect;

(f)            any material change or amendment to a material contract or arrangement by which the Group Company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(g)           any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or director;

(h)           any sale, assignment or transfer of any Proprietary Assets or other material intangible assets of the Group Company;

(i)            any resignation or termination of any key officer or employee of the Group Company;

(j)            any mortgage, pledge, transfer of a security interest in, or lien created by the Group Company, with respect to any of the Group Company’s properties or assets, except liens for taxes not yet due or payable;

(k)           any debt, obligation, or liability incurred, assumed or guaranteed by the Group Company in excess of RMB 100,000 per annum or in excess of RMB 100,000 in the aggregate other than in the ordinary course of business;

(1)           any declaration, setting aside or payment or other distribution in respect of any of the Group Company’s share capital, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by the Group Company;

(m)          any failure to conduct business in the ordinary course, consistent with the Group Company’s past practices;

(n)           any transactions of any kind with any of its officers, directors or employees, or any members of their immediate families, or any entity controlled by any of such individuals;

(o)           any other event or condition of any character which could reasonably be expected to have a Material Adverse Effect; or

(p)           any agreement or commitment by the Group Company or any Seller Party to do any of the things described in this Section 3.16.

SECTION 3.17. Anti-Corruption Law Compliance.

(a)           None of the Group Companies has or has permitted any of its subsidiaries or Affiliates (as defined below) or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to promise, authorize or make any payment to, or otherwise contribute any item of value, directly or indirectly, to any third party, including any Non-U.S. Official, in each case, in violation of the United States Foreign Corrupt Practices Act (the “FCPA”), the U.K. Bribery Act, anti-corruption laws of the PRC or other applicable laws, nor has any of the above person offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any government official or to any person under circumstances where there is a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any government official, for the purpose of:

(i)            influencing any act or decision of such government official in his official capacity, (ii) inducing such government official to do or omit to do any act in relation to his lawful duty, (iii) securing any improper advantage, or (iv) inducing such government official to influence or affect any act or decision of any governmental authority; or

(ii)           assisting any Group Company in obtaining or retaining business for or with, or directing business to any Group Company.

(b)           Each of the Group Companies has adopted the anticorruption control policies. None of the Group Companies and other Seller Parties and their respective Agents is or has ever been found by a governmental authority to have violated any criminal or securities law or is subject to any indictment or any government investigation for bribery. To the knowledge of the Seller Parties, none of the beneficial owners of any equity securities or other interest in any Group Company are government official.

(c)           Unless otherwise defined in this Agreement, “Affiliate” is defined in Rule 405 promulgated under the Security Act. Notwithstanding the foregoing, the Parties acknowledge and agree that (a) the name “Sequoia Capital” is commonly used to describe a variety of entities (collectively, the “Sequoia Entities”) that are affiliated by ownership or operational relationship and engaged in a broad range of activities related to investing and securities trading and (b) notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not be binding on, or restrict the activities of, any (i) Sequoia Entity outside of the Sequoia China Sector Group or (ii) entity primarily engaged in investment and trading in the secondary securities market. For purposes of the foregoing, the “Sequoia China Sector Group” means all Sequoia Entities (whether currently existing or formed in the future) that are principally focused on companies located in, or with connections to, the PRC.

SECTION 3.18. Tax Matters.

(a)           Except as set forth in  Section 3.18(a) of the Disclosure Schedule, (i) each Group Company is and has been in compliance all applicable laws with respect to Tax in all material respects, (ii) each Group Company has duly and timely filed all Tax returns with any governmental authorities as required by the applicable laws, (iii) each Group Company has timely paid all Taxes owed by it which are due and payable (whether or not shown on any Tax return) and withheld and remitted to the appropriate governmental authorities all Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party, and (iv) each Group Company has not waived any statute of limitations with respect to Taxes for any year.

(b)           Each Tax return referred to in paragraph (a) above was properly prepared in compliance with applicable law and was (and will be) true, correct and complete in all material respects, the methods adopted by each Group Company on preparing Tax returns are in line with all applicable laws and agreed by the competent governmental authorities. None of such Tax returns contains a statement that is false or misleading or omits any matter that is required to be included or without which the statement would be false or misleading. No reporting position was taken on any such Tax return which has not been disclosed to the appropriate Tax authority or in such Tax return, as may be required by law. All records relating to such Tax returns or to the preparation thereof required by applicable law to be maintained by Group Company have been duly maintained in all material respects.

(c)           No written claim has been made by a governmental authority in a jurisdiction where the Group Companies does not file Tax returns that any Group Company is or may be subject to taxation by that jurisdiction.

(d)           The assessment of any additional Taxes with respect to the applicable Group Company for periods for which Tax returns have been filed is not expected to exceed the recorded Liability therefor in the most recent balance sheet in the Financial Statements, and there are no unresolved questions or claims concerning any Tax liability of any Group Company. Since the Financial Statements Date, no Group Company has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. There is no pending dispute with, or notice from, any Tax authority relating to any of the Tax returns filed by any Group Company, and to the knowledge of the Seller Parties, there is no proposed Liability for a deficiency in any Tax to be imposed upon the properties or assets of any Group Company.

(e)           No Group Company has been the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or is currently the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes. No Group Company is responsible for the Taxes of any other person by reason of contract, successor liability or otherwise.

(f)            All Tax credits and Tax holidays enjoyed by each Group Company established under applicable laws since its establishment have been in compliance with all applicable laws and is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, except through change in applicable laws published by the relevant governmental authorities.

SECTION 3.19. CFC or PFIC Matters.

None of the Group Companies is or has ever been or expects to become a “Controlled Foreign Corporation” (“CFC”) or a “Passive Foreign Investment Company” (“PFIC”), as such terms are defined in the Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “Code”) for the current taxable year or any future taxable year. The Company is currently and at all times will be classified as a corporation (and not as a partnership) for U.S. federal income tax purposes and that it will not take any action (including the making of any election) inconsistent with such classification as a corporation.

SECTION 3.20. Interested Party Transactions.

Except as disclosed in Section 3.20 of the Disclosure Schedule, no Seller Party, officer or director of a Group Company or any “Affiliate” or “Associate” (as those terms are defined in Rule 405 promulgated under the Act) of any such person has any agreement (whether oral or written), understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of such persons (other than for accrued salaries, reimbursable expenses or other standard employee benefits). No officer or director of a Seller Party has any direct or indirect ownership interest in, or any agreement or other arrangement or undertaking, whether oral or written, with, any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or corporation that competes with a Group Company. No Affiliate or Associate of any officer or director of a Seller Party is directly or indirectly interested in any contract with a Group Company. No officer or director of a Group Company or any Affiliate or Associate of any such person has had, either directly or indirectly, an interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Company is a party or by which it may be bound or affected. There is no agreement between any shareholder of the Company with respect to the ownership or control of any Group Company.

SECTION 3.21. Environmental and Safety Laws.

None of the Group Companies is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. To the knowledge of the Seller Parties, none of the Group Companies is threatened by any governmental authority or other person with respect to any matters relating to any Group Company and relating to or arising out of any environmental and safety law.

SECTION 3.22. Employee Matters.

(a)           Except as disclosed in Section 3.22(a) of the Disclosure Schedule, (i) each Group Company has complied in all material aspects with all applicable employment and labor laws, (ii) each Group Company has entered into a written employment contract with its employees and made all social security contributions or similar contributions in respect of or on behalf of its employees in accordance with all applicable laws.

(b)           Except as disclosed in Section 3.22(b) of the Disclosure Schedule, each Group Company is not a party to or bound by any currently effective incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement. All of the current employees of the Group Companies have entered into employment agreements in form and substance reasonably satisfactory to the Series C Purchasers. Except as disclosed in Section 3.22(b) of the Disclosure Schedule, all of the Key Employees have entered into confidentiality, non-competition and intellectual property rights agreements in form and substance reasonably satisfactory to the the Series C Purchasers. None of the officers and the Key Employees has indicated to any Seller Parties, and the Seller Parties are not aware that any officer or Key Employees intends to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any officer or Key Employee.

SECTION 3.23. Exempt Offering

The offer and sale of the Series C Purchased Shares under this Agreement, and the issuance of the Series C Conversion Shares upon conversion thereof are or shall be exempt from the registration requirements and prospectus delivery requirements of the Act, and from the registration or qualification requirements of any other applicable securities laws and regulations.

SECTION 3.24. No Other Principal Business.

The Company was formed solely to acquire and hold an equity interest in the HK Company, and since its formation has not engaged in any business and has not incurred any liability in the course of its business of acquiring and holding its equity interest in the HK Company.

The HK Company was formed solely to acquire and hold an equity interest in the WFOE, and since its formation has not engaged in any business and has not incurred any liability in the course of its business of acquiring and holding its equity interest in the WFOE.

The PRC Companies are engaged solely in the Principal Business and have no other activities.

SECTION 3.25. Minute Books.

The minute books of each Group Company with regard to the material matters or material transactions since its time of formation have been made available to the Series C Purchasers and each such minute books contains a complete summary of all meetings and actions taken by directors and shareholders or owners of such Group Company, and reflects all transactions referred to in such minutes accurately in all material respects.

SECTION 3.26. Obligations of Management.

Each of the Key Employees is currently devoting his or her full working time to the conduct of the Principal Business of a Group Company or the Group Companies. No Seller Party is aware that any Key Employee is planning to work less than full time at a Group Company in the future. None of the Founders or the Key Employees is currently working for a competitive enterprise, whether or not such person is or will be compensated by such enterprise.

SECTION 3.27. Disclosure.

Each Seller Party has fully provided each Series C Purchaser with all the information that such Series C Purchaser has requested for deciding whether to purchase the Series C Purchased Shares and all information that each Seller Party reasonably believes is necessary or relevant to enable each Series C Purchaser to make an informed investment decision. No representation or warranty by any Seller Party in this Agreement and no information or materials provided by any Seller Party to the Series C Purchasers in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. No financial forecasts or forward-looking statements in any business plans or other materials provided by any Seller Party to the Series C Purchasers have been prepared based on unreasonable assumptions.

SECTION 3.28. Other Representations and Warranties Relating to the PRC  Companies.

(a)           The Constitutional Documents and all Consents necessary or appropriate for the PRC Companies are valid, have been duly approved or issued (as applicable) by competent governmental authorities or other applicable parties and are in full force and effect.

(b)           All consents, approvals, authorizations or licenses required under PRC law for the due and proper establishment and operation of the PRC Companies have been duly obtained from the relevant governmental authorities and are in full force and effect.

(c)           All filings and registrations with the PRC authorities required in respect of the PRC Companies and their operations, including but not limited to the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, or their respective local counterparts, tax bureau, customs and other authorities, have been duly completed in accordance with the relevant rules and regulations.

(d)           The registered capital of the Domestic Company has been fully paid up in accordance with the schedule of payment stipulated in its articles of association, approval document, certificate of approval and legal person business license and in compliance with PRC Laws and regulations, and there is no outstanding capital contribution commitment. There are no outstanding rights, or commitments made by any Group Company or any Founder to sell any of its equity interest in the PRC Companies.

(e)           None of the PRC Companies is in receipt of any letter or notice from any relevant authority notifying revocation of any permits or licenses issued to it for noncompliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it.

(f)            Each of the PRC Companies has been conducting and will conduct its business activities within the permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements and with all requisite licenses, permits and approvals granted by competent PRC authorities.

(g)           In respect of any Permits requisite for the conduct of any part of the Principal Business of the PRC Companies which are subject to periodic renewal, no Seller Party has any reason to believe that such requisite renewals will not be timely granted by the relevant PRC authorities.

(h)           The PRC Companies have complied with all applicable PRC labor laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions.

(i)            All PRC regulatory and corporate authorizations and approvals, necessary or appropriate for the consummation of the transactions contemplated herein have been duly obtained, and such authorizations and approvals currently, or will be as of the Closing, valid and subsisting under PRC law and in accordance with their respective terms.

SECTION 3.29. No Redemption Rights.

No person (including without limitation any shareholders of the Company pursuant to or under any share purchase agreements, shareholders agreements or otherwise) has any redemption rights against any Group Company with respect to any shares held by such person in any Group Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE FOUNDERS

In addition to those representations and warranties made in Article 4 above, the Founders jointly and severally represent and warrant the followings to each of the Series C Purchasers as of the date hereof and the Closing Date.

SECTION 4.1. Conflicting Agreements

Each Founder is not, as a result of the nature of the Principal Business or for any other reason, in violation of (a) any fiduciary or confidential relationship, (b) any term of any contract or covenant (either with any Group Company or with another entity) relating to employment, intellectual property, confidentiality, proprietary information disclosure, non-competition or non-solicitation, or (c) any other contract or governmental order binding on such Founder and relating to or affecting the right of such Founder to be employed by or serve as a director or consultant to any Group Company. No such relationship, term, contract, or governmental order conflicts with such Founder’s obligations to use his best efforts to promote the interests of any Group Company nor does the execution and delivery of this Agreement and other Transaction Documents, nor such Founder’s carrying on any Group Company’s business as a director, officer, consultant or Founder of any Group Company, conflict with any such relationship, term, contract or governmental order.

SECTION 4.2. Litigation

There is no action, suit or proceeding, or governmental inquiry or investigation, pending or threatened against each Founder, and there is no basis for any such action, suit, proceeding, or governmental inquiry or investigation that would result in a Material Adverse Effect.

SECTION 4.3. Shareholders Agreements

Except as contemplated by or disclosed in the Transaction Agreements, each Founder is not a party to nor does he have knowledge of any agreements, written or oral, relating to the acquisition, disposition, registration under the Securities Act or any equivalent law in another jurisdiction, or voting, of the equity securities of any Group Company.

SECTION 4.4. Prior Legal Matters

Each Founder has not been (a) subject to voluntary or involuntary petition under any bankruptcy or insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by any governmental or regulatory authority to have violated any securities, commodities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

SECTION 4.5. Founder’s Intellectual Property Rights

Each Founder has assigned to the Group Companies all intellectual property rights owned by such Founder that are related to the Group Companies’ Business.

SECTION 4.6. Non-Compete

Each Founder does not, either on his own account or through any of his Affiliates or immediate family member, or in conjunction with or on behalf of any other person, carry on or are engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent or otherwise carry on any business in direct competition with the Principal Business of any Group Company. Such Founder is not subject to any contracts or any other obligations which prohibit, restrict or otherwise adversely affect such Founder’s investment or involvement in any Group Company or any Founder Holding Company.

SECTION 4.7. No Liabilities and Claims

Except as disclosed in Section 4.7 of Disclosure Schedule, there are no outstanding loans, amounts payable or any other liabilities between any Group Company and any Founder or any of his/her Affiliates or immediate family member. None of the Founder and his Affiliates or immediate family member have, may have or may claim to have any claims, obligations or liabilities against any Group Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SERIES C PURCHASERS

Each Series C Purchaser hereby severally and not jointly represents and warrants to the Company as follows:

SECTION 5.1. Organization.

Each Series C Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is organized.

SECTION 5.2. Authorization.

Each Series C Purchaser has all requisite power, authority and capacity to enter into the Transaction Documents, and to perform its obligations hereunder and thereunder. This Agreement has been duly authorized, executed and delivered by each Series C Purchaser. This Agreement and the Shareholders Agreement, when executed and delivered by each Series C Purchaser, will constitute valid and legally binding obligations of each Series C Purchaser, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

SECTION 5.3. Purchase for Own Account.

The Series C Purchased Shares and the Series C Conversion Shares will be acquired for each Series C Purchaser’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

ARTICLE VI

COVENANTS OF THE SELLER PARTIES

Each of the Seller Parties jointly and severally covenants to each Series C Purchaser as follows:

SECTION 6.1. Use of Proceeds from the Sale of Series C Purchased Shares.

The Group Companies will use the proceeds from the issuance and sale of the Series C Purchased Shares for the needs of the Principal Business, and in accordance with the business plan or budget as approved by the board of directors of the Company (the “Board”) after the Closing pursuant to the Shareholders Agreement and the Restated Articles.

SECTION 6.2. Availability of Ordinary Shares.

The Company hereby covenants that at all times there shall be made available, free of any liens, for issuance and delivery upon conversion of the Series C Purchased Shares such number of Ordinary Shares or other shares in the share capital of the Company as are from time to time issuable upon conversion of the Series C Purchased Shares from time to time, and will take all steps necessary to increase its authorized share capital to provide for sufficient number of Ordinary Shares issuable upon conversion of the Series C Purchased Shares.

SECTION 6.3. Business of the Founder Holding Companies, the Company and the HK Company

The business of the Founder Holding Companies shall be restricted to the holding of shares or equity interest in the Company. Except as otherwise approved by the Preferred Majority (as defined in the Shareholders Agreement), the business of the Company and the HK Company shall be restricted to the holding of shares or equity interest in the HK Company and the WFOE, respectively.

SECTION 6.4. Business of the Group Companies.

Prior to entering into any proposed new business other than those in the scope of the Principal Business, each Seller Party shall use its best efforts and take all necessary actions to implement and carry out the new business plan subject to the prior written approval of the Preferred Majority (as defined in the Shareholders Agreement), including, without limitation, hiring key employees, renting office space, employing legal and technical consultants and undertaking other customary business activities. From the Closing and until the new business plan is duly amended in accordance with all necessary procedures, the business of the Group Companies shall be limited to the Principal Business.

SECTION 6.5. Restriction on the Use of “Sequoia” and Confidentiality.

Without the written consent of Sequoia, the Group Companies, their respective shareholders (excluding Sequoia), and the Founders and the Founder Holding Companies, shall not use the name or brand of Sequoia or its Affiliate, claim itself as a partner of Sequoia or its Affiliate, make any similar representations. Without the written approval of Sequoia, the Group Companies, their respective shareholders (excluding Sequoia), and the Founders and the Founder Holding Companies, shall not make or cause to be made, any press release, public announcement or other disclosure to any third party in respect of this Agreement or Sequoia’s subscription of share interest of the Company.

SECTION 6.6. Employment Agreement and Confidentiality, Non-Competition and Intellectual Property Rights Agreement.

The Group Companies shall cause all of their respective future employees to enter into its standard form employment agreement and confidentiality, non-competition and intellectual property rights agreement in form and substance reasonably satisfactory to each Series C Purchaser.

SECTION 6.7. Accrual Accounting.

As soon as practicable after Closing, the Group Companies shall establish and maintain the accounting policies and financial system in full compliance with all applicable laws and regulations and to each Series C Purchaser’ satisfaction, and prepare all the financial statements in accordance with the international financial reporting standards acceptable to the Series C Purchasers.

SECTION 6.8. Intellectual Property Rights.

As soon as practically possible following the Closing, the Group Companies shall, and the Founders shall cause the Group Companies to have all the intellectual property rights necessary for the operation of the Group Companies registered under the name of the WFOE, except for those domain names and the trademarks which needs to be registered under the Domestic Company for the conduct of its business. The Group Companies shall establish and maintain appropriate intellectual inspection system to protect the intellectual property of the Group Companies. The Group Companies shall, and the Founders shall cause the Group Companies to, make reasonable commercial efforts to fully comply with the laws and regulations in respect of the protection of the intellectual property.

SECTION 6.9. Regulatory Compliance.

Each Seller Party shall comply with all applicable laws and regulations in the PRC in connection with the operations of the Group Companies in all material respects. Each Seller Party shall cause all shareholders of each Group Company, and any successor entity or controlled affiliate of any Group Company to, timely complete all required registrations and other procedures with applicable governmental authorities (including without limitation Circular 37) as and when required by applicable laws and regulations. The Seller Parties shall ensure that, each entity described above and its respective shareholders are in compliance with such requirements and that there is no barrier to repatriation of profits, dividends and other distributions from the WFOE (or any successor entity) to the Company.

SECTION 6.10. Lock up.

Subject to the terms and conditions hereof, following the Qualified Initial Public Offering (as such term is defined in the Shareholders Agreement) of the Company, the Founders and the Founder Holding Companies, as the principal and management holder of Ordinary Shares shall be subject to any customary lock-up period to the extent requested by the lead underwriter of securities of the Company in connection with the registration relating to such initial public offering.

SECTION 6.11. Non-Compete.

(a)           Each Founder shall work on full-time basis to attend to the business of the Group Companies, and use his best efforts to develop the business and care for the interests of the Group Companies. Each Founder undertakes to the Series C Purchasers that, unless with prior written approval of the Series C Purchasers or continuing to engage any business that has already been established or engaged by the Founders prior to the date hereof, he shall not, directly or indirectly through any Affiliate or associate, own, manage, be engaged in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation, or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, establish or participate in the establishment of any entity which is in direct competition with the Principal Business within the period the relevant Founder is a direct or indirect shareholder in the Company and any Group Companies and twenty four (24) months(“Non-Compete Period”) after the relevant Founder ceases to be a direct or indirect shareholder in the Company or any Group Companies

The term “Affiliate” means, (i) with respect to any individual, corporation, partnership, association, trust, or any other entity (in each case, a “Person”), any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation any member, general partner, officer or director of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person; and (ii) each immediate member of the family (including spouse, children and parents) of each of the individuals referred to in subsection(i) above.

(b)           During the Non-Compete Period, in the event any entity directly or indirectly established or managed by any of the Founder, engages or will engage in any business which is the same or similar to or otherwise competes with the Principal Business of the Group Companies, each Founder shall cause such entity, to disclose any relevant information to the Series C Purchasers upon request and transfer such lawful business, at a nominal price, to the Company, other Group Companies or any person designated by the Company immediately.

(c)           Each Founder further covenants and undertakes that, during the Non-Compete Period, he shall not cause, solicit, induce or encourage any employees of the Group Companies to leave such employment or hire, employ or otherwise engage any such individual, or cause, induce or encourage any material actual or prospective client, customer, supplier, licensee or licensor of the Group Companies or any other person who has a material business relationship with the Group Companies, to terminate or modify to the detriment of the Group Companies any such relationship.

SECTION 6.12. No Engagement.

Until the first anniversary of a Qualified Initial Public Offering, each of the Founders (i) shall not by himself or through his Affiliate establish, as the founder or controlling shareholder, any business irrelevant to the Principal Business unless with prior written approval of the Series C Purchasers or continuing to engage any business that has already been established or engaged by the Founders prior to the date hereof; and (ii) shall devote all his professional time to attend the Principal Business.

SECTION 6.13. File of Articles.

Within thirty (30) business days following the Closing, the Restated Articles together with the special or written shareholders resolution on approving its adoption shall have been duly filed with the Registrar of the Companies in Cayman Islands and the Company shall provide the Series C Purchasers a copy of the filed Restated Articles for record.

SECTION 6.14. Employee Matters.

The PRC Companies shall comply with all applicable PRC labor laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions.

SECTION 6.15. Tax Matters.

The Group Companies shall comply with all applicable tax laws and regulations in all material respects, including without limitation, laws and regulations pertaining to income tax, value added tax and business tax.

SECTION 6.16. Repurchased Shares.

(a)           For the purpose of the transaction contemplated hereunder, and as soon as possible after the date hereof, the Company shall repurchase from Pure Treasure Limited (the “Selling Shareholder”) 2,821,509 of Ordinary Shares (“Repurchased Shares”) at a consideration as agreed by the Selling Shareholder and the Company (“Repurchase Price”) payable in such manner as mutually agreed in writing by the Company and the Selling Shareholder (“Repurchase”). Completion of the Repurchase shall take effect as soon as possible after the date hereof and in any event before the Closing.

(b)           The Repurchased Shares shall be cancelled as soon as possible after the date hereof and in any event before the Closing. Upon cancellation of the Repurchased Shares, all dividends on such Repurchased Shares shall cease to accrue and all rights of the Repurchased Shares thereof, except the right to receive the Repurchase Price thereof, without interest, shall cease and terminate and such Repurchased Shares shall cease to be issued shares of the Company.

(c)           On the same date of the cancellation of the Repurchased Shares, the Company shall authorize a total of 2,821,509 Series C-1 Preferred Shares, which shall be issued to Sequoia pursuant to this Agreement.

SECTION 6.17. Tax Filing for Repurchase.

(a)           Any and all Taxes that may be imposed or assessed as a result of the Repurchase of the Repurchased Shares, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (the “Repurchase Taxes”) shall be borne and paid by the Selling Shareholder.

(b)           Notwithstanding any other provision in this Agreement, Sequoia shall be entitled to deduct from the payments of the purchase price to be made by Sequoia on the Closing an amount of US$2,000,000, which is equal to ten (10)% of the purchase price made by Sequoia for all the subscribed Series C-1 Preferred Shares (the “Tax Holdback Amount”).

(c)           The Selling Shareholder shall, at its expense, as soon as possible and within the period required by the Announcement on Several Issues Relating to Corporate Income Tax on Gains from Indirect Transfer of Assets by Non-resident Enterprises (关于非居民企业间接转让财产企业所得税若干问题的公告) issued by the State Administration of Taxation on February 3, 2015, and any PRC laws in respect of same topic (the “Circular 7”)), duly, accurately and properly make with the applicable PRC taxing authority (being the PRC taxing authority to which such filings are to be made pursuant to applicable law) (the “Relevant PRC Tax Authority”) the relevant tax filings and disclosures that are required by (and shall make such filings and disclosures in accordance with the requirements of) applicable law (including Circular 7) in connection with the Repurchase. After such tax filing, the Selling Shareholder agrees to submit all documents supplementally requested by the Relevant PRC Tax Authority in connection with such tax filing. The Selling Shareholder shall, at the request of Sequoia, promptly deliver to Sequoia (i) all information and documents in connection with such tax filing, and (ii) any assessment notices issued by and correspondence with the Relevant PRC Tax Authority in connection with such tax filing and/or determination in respect thereof.

(d)           To the extent that the Selling Shareholder is determined by the Relevant PRC Tax Authority to be required by applicable law (including Circular 7) to pay any Repurchase Taxes, the Selling Shareholder shall, within such period of time as required by the Relevant PRC Tax Authority, pay the Relevant PRC Tax Authority and provide Sequoia, as soon as reasonably practicable, with evidence that such Repurchase Taxes have been paid in the form of tax clearance certificate or other documents with the same effect issued by the Relevant PRC Tax Authority, or as the case may be, with evidence that there shall be no Repurchase Taxes in relation to the Repurchase issued by the Relevant PRC Tax Authority (each a “Tax Clearance Certificate”).

(e)           If the Selling Shareholder fails to provide Sequoia with the Tax Clearance Certificate within three (3) months after the Closing Date, the Company shall complete the relevant tax filings relating to the Repurchase and the Company shall have the right to pay for and on behalf of the Selling Shareholder the Repurchase Taxes payable under and pursuant to Circular 7. The Selling Shareholder shall use its reasonable best efforts to assist such tax filings as reasonably requested by the Company and Sequoia. After fulfilling the foregoing obligations, the Company shall provide the Tax Clearance Certificate to Sequoia. The Company shall have the right to deduct such Repurchase Taxes it actually pays on behalf of the Selling Shareholder from the Repurchase Price.

SECTION 6.18. ESOP Adjustment

For the purpose of the transaction contemplated hereunder, and as soon as possible after the date hereof, the Company shall take all necessary measures to increase the reserved Ordinary Shares for the ESOP from 20,664,408 Ordinary Shares to 29,128,936 Ordinary Shares, representing 17.2% of all the issued and outstanding shares of the Company immediately upon the completion of such adjustment (on a fully-diluted basis and taking into account of such adjustment) immediately prior to the Closing (the “ESOP Adjustment”). Completion of the ESOP Adjustment shall take effect as soon as possible after the date hereof and before the Closing.

SECTION 6.19. Purchase of the Domestic Company.

As soon as practicable and in any event within one hundred and thirty-five (135) days following the Closing, (i) the Domestic Company shall complete change of registration with competent counterpart of SAIC with regard to the equity transfer pursuant to Section 7.12 hereof; and (ii) the new shareholders of the Domestic Company shall enter into Control Documents with the WFOE and the Domestic Company in form and substance to the satisfaction of the Series C Purchasers and the registration of equity interest pledge contemplated thereunder shall also be completed. The Seller Parties shall make full reimbursement of all the expenses and Taxes payable and paid by such nominee of Sequoia, such nominee of Tencent and such nominee of Banyan as required by applicable laws or any governmental authority when such nominee of Sequoia, such nominee of Tencent or such nominee of Banyan exits as a shareholder from the Domestic Company.

SECTION 6.20. Value-added Telecommunication Business of Shanghai Xunmeng.

As soon as practicable and by twelve (12) months before the initial public offering of the Company, and in any event no later than by six (6) months before the initial public offering of the Company, Shanghai Xunmeng shall obtain and receive from the competent governmental authority its value-added telecommunication license to cover the business as conducted and to be conducted by Shanghai Xunmeng, unless otherwise agreed by the Series C Purchasers.

SECTION 6.21. Spin-off of Shanghai Xunmeng’s Game Business.

As soon as practicable and in any event within one hundred and thirty-five (135) days following the Closing, the assets, liabilities and contracts in relation to the game business of Shanghai Xunmeng shall be completely spun-off from Shanghai Xunmeng in a manner satisfactory to the Series C Purchasers.

SECTION 6.22. Filing for Leased Properties.

The PRC Companies shall use its reasonable efforts to make filings for their respective leased properties with local Housing Administration Bureau as soon as practicable following the Closing.

SECTION 6.23. Interested Party Transaction.

The Founder Huang Zheng undertakes, and each Warrantor covenants to procure, that (1) Suzhou Lebei Network Technology Co., Ltd. (“Suzhou Lebei”) will not engage in any business in competition with the Principal Business of the Group Companies upon and after the Closing; (2) as soon as practicable after the Closing, Suzhou Lebei shall enter into written agreements with the relevant Group Company, in form and substance to the satisfaction of the Series C Purchasers, under which Suzhou Lebei shall transfer all the business and assets related to the business of “拼好货” and “拼好货商城” to such Group Company and Suzhou Lebei shall grant such Group Company with an exclusive right to operate and manage the business of “拼好货” and “拼好货商城”; and (3) as soon as practicable after the Closing, Suzhou Lebei shall transfer the wechat accounts of ““拼好货” and “拼好货商城” registered under the name of Suzhou Lebei to wechat accounts registered under the name of the Domestic Company and/or Shanghai Xunmeng.

SECTION 6.24. Appointment of Directors

The filing of new directors of PRC Companies with competent counterpart of SAIC pursuant to Section 7.7 hereof shall have been completed as soon as possible and in any event within one hundred and thirty-five (135) days following the Closing.

SECTION 6.25. Licenses and Permits.

As soon as practicable, the Group Companies shall, and the Founders shall cause the Group Companies to obtain and maintain valid and effective all necessary approvals, permits and licenses in full compliance with applicable laws for the conduct of their business as currently conducted and as proposed to be conducted.

SECTION 6.26. Anti-Bribery, Anti-Corruption.

(a)           The Company undertakes that it shall not and shall not permit any of its subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to promise, authorize or make any payment to, or otherwise contribute any item of value, directly or indirectly, to any third party, including any Non-U.S. Official, in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further undertakes that it shall and shall cause each of its subsidiaries and Affiliates to cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further undertakes that it shall and shall cause each of its subsidiaries and Affiliates to maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law.

SECTION 6.28. Arrangement of the Shareholding Proxy Agreements.

After the Closing but in no event later than an initial public offering of the Company and at any time upon the request of the Series C Purchasers, Walnut Street Investment Ltd shall deal with the shareholding proxy agreements dated May 13, 2015 by and between itself and Ding Lei and Wang Wei in such manner as satisfactory to the Series C Purchasers, including but not limited to terminating such shareholding proxy agreements or transferring such shares held for and on behalf of Ding Lei and Wang Wei to them or their respective qualified holding companies, in form and substance to the satisfaction of the Series C Purchasers.

SECTION 6.29. Avoidance of PFIC and CFC Status

Each Warrantor shall take all measures to make commercially reasonable efforts to avoid PFIC status and minimize the effects of CFC and PFIC status if either occurs.

SECTION 6.30. Completion of the Share Transfer of the Walnut Street Management, Ltd. from Sun Qin to Huang Zheng

As soon as practicable and in any event within three (3) months following the Closing, 94.85% of the shares of Walnut Street Management, Ltd. transferred from Sun Qin to Huang Zheng shall have been completed.

SECTION 6.31. No use of Tencent’s Name or Logos.

Without the prior written consent of Tencent (whether CRI or TML is then a shareholder of the Company or not), none of the Group Companies, their shareholders (excluding CRI and TML), nor the Founders shall use, publish or reproduce the name of Tencent, its Affiliates and/or controlling persons, or the name “Tencent”, “腾讯”, QQ, 微信, WeChat, 应用宝 财付通 微众 (WeBank), 广点通 QQ 手机管家 安全管家 QQ浏览器, QQ音乐(QQmusic), QQ空间 (Qzone), 微云 腾讯微云 同步助手 腾讯文学 (Tencent Literature)) or any similar corporate name, business name, trademark, product or service name, domain name, or logo in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes.

SECTION 6.32. Other Issues in the Disclosure Schedule

As soon as practicably possible after the Closing and at any time upon the request of the Series C Purchasers, the Group Companies and the Founder shall, to the satisfaction of the Series C Purchasers, resolve the other issues which are disclosed in the Disclosure Schedule or identified by the Series C Purchasers but not expressly specified as a specific covenant under Article VI or a specific condition for any Closing under Article VII.

ARTICLE VII

CONDITIONS OF SERIES C PURCHASERS’ OBLIGATIONS AT CLOSING

The obligation of the Series C Purchasers to purchase the Series C Purchased Shares at the Closing is subject to the fulfillment, to the satisfaction of each the Disclosure Schedule or identified by the Series C Purchasers but not expressly specified as a specific covenant under Article VI or a specific condition for any Closing under Article VII.

ARTICLE VII

CONDITIONS OF SERIES C PURCHASERS’ OBLIGATIONS AT CLOSING

The obligation of the Series C Purchasers to purchase the Series C Purchased Shares at the Closing is subject to the fulfillment, to the satisfaction of each Series C Purchaser (or waiver thereof in writing by it) on or prior to the Closing Date, of the following conditions:

SECTION 7.1.  Representations and Warranties True and Correct.

The representations and warranties made by the Seller Parties in Article III hereof and the representations and warranties made by the Founders in Article W shall be true and correct and complete in all respects when made, and shall be true and correct and complete in all respects as of the Closing Date with the same force and effect as if they had been made on and as of such date.

SECTION 7.2.  Performance of Obligations.

Each Seller Party shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

SECTION 7.3.  Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Series C Purchasers, and the Series C Purchasers shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

SECTION 7.4.  Approvals, Consents and Waivers.

Each Group Company shall have obtained any and all approvals, consents and waivers necessary for consummation of the transactions contemplated by this Agreement, including, but not limited to, (i) all permits, authorizations, approvals, consents or permits of any governmental authority or regulatory body, and (ii) the waiver by the existing shareholders of the Company of any anti-dilution rights, rights of first refusal, preemptive rights, put or call option, and all similar rights in connection with the issuance and selling of the Series C Purchased Shares at the Closing; and (iii) necessary board and shareholder approvals of the Group Companies.

SECTION 7.5.  Compliance Certificate.

At the Closing, the Company shall deliver to the Series C Purchasers certificates, dated the date of the Closing, signed by the Company’s president or director, the legal representative of each Seller Party certifying that the conditions specified in Article VII have been fulfilled and stating that there shall have been no Material Adverse Effect in the business, affairs, prospects, operations, properties, assets or conditions of the Group Companies since the Financial Statements Date (in the form attached hereto as Exhibit G).

SECTION 7.6.  Amendment to Constitutional Documents.

The Restated Articles (in the form attached hereto as Exhibit D) shall have been duly adopted by the Company by all necessary corporate action of its Board of Directors and its shareholders, and shall have become and remain effective under the applicable laws.

SECTION 7.7.  Directors.

All requisite proceedings of the Company shall have been taken so that immediately upon the Closing, the board of directors of the Company will consist of seven (7) members, and Sequoia shall be entitled to appoint one (1) member of the board of directors of the Company.

SECTION 7.8.  Execution of Shareholders Agreement.

The Company shall have delivered to each Series C Purchaser the Shareholders Agreement in the form attached hereto as Exhibit E, duly executed by the Company and all other parties thereto (except for the Series C Purchasers).

SECTION 7.9.  Execution of Indemnification Agreement.

The Company shall have delivered to Sequoia the director indemnification agreement among the parties thereto in substantially the form attached hereto as Exhibit H (the “Indemnification Agreement”), duly executed by the Company and all other parties thereto.

SECTION 7.10.  Management Rights Letter.

The Company shall have delivered to the Series C Purchasers the duly executed a management rights letter to the Series C Purchasers executed by the Company, substantially in the form attached hereto as Exhibit I (the “Management Rights Letter”).

SECTION 7.11.  Share Restriction Agreement.

The Company shall have delivered to the Series C Purchasers the duly executed the share restriction agreement among the parties thereto in substantially the form attached hereto as Exhibit J (the “Share Restriction Agreement”).

SECTION 7.12.  Purchase of Domestic Company.

The PRC Person as a nominee appointed by Sequoia (the “Sequoia Nominee”), the PRC Person as a nominee appointed by Tencent (the “Tencent Nominee”) and the PRC Person as a nominee appointed by Banyan (the “Banyan Nominee”) shall have entered into an equity transfer agreement with the Domestic Company and the shareholders of the Domestic Company in the form attached hereto as Exhibit K, in form and substance to the satisfaction of Sequoia, Tencent and Banyan, pursuant to which the Sequoia Nominee, the Tencent Nominee and the Banyan Nominee shall respectively hold 5.02%, 2.84% and 10.82% of the equity interest in the Domestic Company through equity interest transfer by one or more of the current shareholders of the Domestic Company, at nil consideration or minimum consideration as legally permissible under the PRC law (in case such minimum consideration is required and paid by Sequoia, the Sequoia Nominee, Tencent, the Tencent Nominee, Banyan or the Banyan Nominee, the Founders shall make full reimbursement of such consideration to Sequoia, the Sequoia Nominee, Tencent, the Tencent Nominee, Banyan or the Banyan Nominee), so that their shareholding percentages in the Domestic Company will be equal to their respective shareholding percentage in the Company (calculated on an as-converted and fully-diluted basis).

SECTION 7.13.  Control Documents.

The Company shall have delivered to the Series C Purchasers a copy of executed Control Documents in form and substance satisfactory to the Series C Purchasers.

SECTION 7.14.  Appointment of Directors.

The amendments to articles of association, or the new articles of association of the Group Companies (other than the Company), as applicable, the shareholders’ resolution of each of the Group Companies (other than the Company) reflecting the composition of the boards of directors of each Group Company being identical to that of the board of directors of the Company shall have been delivered to Sequoia, each in a form and substance to the satisfaction of Sequoia.

SECTION 7.15.  Completion of Repurchase.

The Repurchase contemplated under Section 6.16 shall have been completed (except for the payment of any portion of the Repurchase Price which may be payable after the Closing as agreed by the Company and the Selling Shareholder). The Selling Shareholder shall have surrendered the share certificate with respect to the Repurchased Shares to the office of the Company. The Company shall have cancelled such share certificate upon the surrender thereof and have issued a new share certificate to the Selling Shareholder for the updated number of Ordinary Shares held by such Seller Shareholders after the Repurchase.

SECTION 7.16.  Completion of ESOP Adjustment.

The ESOP Adjustment contemplated under Section 6.18 shall have been completed. The shareholders’ resolution and board resolutions of the Company reflecting the completion of ESOP Adjustment shall have been delivered to the Series C Purchasers, each in a form and substance to the satisfaction of the Series C Purchasers.

SECTION 7.17.  Legal Opinions.

The Series C Purchasers shall have received (i) a Cayman legal opinion issued by a qualified Cayman Islands legal counsel to the Company and (ii) a PRC legal opinion issued by a qualified PRC legal counsel to the Company, each in a form and substance to the satisfactory of the Series C Purchasers.

SECTION 7.18.  Good Standing.

The Series C Purchasers shall have received a certificate of good standing issued by the Registrar of Companies of the Cayman Islands dated no more than ten (10) days prior to the Closing, certifying that the Company was duly constituted, paid all required fees and is in good standing.

SECTION 7.19.  Due Diligence.

The Series C Purchasers shall have performed all business, technical, legal and financial due diligence on the Group Companies and the results of which are satisfactory to the Series C Purchasers.

SECTION 7.20.  No Material Adverse Effect.

There shall have been no Material Adverse Effect since the Financial Statements Date.

SECTION 7.21.  Investment Committee Approval.

Each of the Series C Purchaser’s investment committee shall have approved the execution of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

SECTION 7.22.  Removal of Share Charge.

The share charge on 1,462,053 Ordinary Shares of the Company which is held for the interest of Sun Vantage Investment Limited as a security for the performance of the relevant Seller Parties’ obligations under agreements in respect of Shanghai Xunmeng restructuring shall have been removed, and any registrations with respect to such share charge shall have been deregistered with the competent governmental authorities, with evidence to the satisfaction of the Series C Purchasers.

SECTION 7.23.  The Share Transfer of the Walnut Street Management, Ltd. from Sun Qin to Huang Zheng.

Execution of legal documents with respect to the transfer of 94.85% of the shares of Walnut Street Management, Ltd. transferred from Sun Qin to Huang Zheng shall have been completed and relevant evidencing documents in form and substance to the satisfaction of the Series C Purchasers shall be delivered to the Series C Purchasers.

SECTION 7.24.  Non-Competition, Non-solicitation and Intellectual Property Rights Agreement.

The Group Companies shall have signed with each of the Founders and the Key Employees a non-competition, non-solicitation and intellectual property rights agreement for a term of two years, in form and substance satisfactory to the Series C Purchasers.

ARTICLE VIII

CONDITIONS TO THE COMPANY’S OBLIGATIONS AT THE CLOSING

The obligations of the Company under this Agreement with respect to the Series C Purchasers are subject to the fulfillment, on or prior to the Closing Date of the following conditions:

SECTION 8.1.  Representations and Warranties.

The representations and warranties of the Series C Purchasers contained in Article V hereof shall be true and correct as of the Closing Date.

SECTION 8.2.  Performance.

The Series C Purchasers shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Series C Purchasers prior to or on the Closing Date.

SECTION 8.3.  Execution of Transaction Documents.

The Series C Purchasers shall have executed and delivered to the Company the Transaction Documents.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1.  Indemnity.

(a)      General Indemnity   Each of the Seller Parties (the “Indemnifying Party”) shall, jointly and severally, indemnify, defend and hold harmless the Series C Purchasers and their Affiliates and their respective officers, directors, agents, assigns, employees, subsidiaries and partners of such Series C Purchaser and its Affiliates (each, an “Indemnified Party”) from and against any and all losses, claims, actions, liabilities, damages, and expenses (including without limitation, reduction in values of the Group Companies’ assets, increase of the Group Companies’ liabilities, any dilution of the Indemnified Parties’ interests in the Group Companies and reasonable attorney’s fees) (collectively, the “Damages”) resulting from or arising out of, directly or indirectly: (i) any breach or violation of any representation or warranty made by any Seller Party in the Transaction Documents, (ii) any breach by any Seller Party of any covenant or agreement contained herein and in any other Transaction Documents, including without limitation claims by tax authorities against the Company; (iii) the facts that the Indemnified Party is or was a shareholder, director, officer, employee, agent or fiduciary of any Group Company, or is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of Indemnified Party while serving in such capacity.

(b)      Special Indemnity.   Notwithstanding the foregoing and anything contained in the Financial Statements and Disclosure Schedule, each Seller Party shall, jointly and severally, indemnify the Indemnified Party any increase in its liabilities or any dilution of the its interests in the Group Companies or any diminution in the value of the Series C Purchaser’ interests in the Group Companies as a result of following matters:

(i)                  any failure to comply with the PRC laws and regulations in respect of the Principal Business as currently conducted or proposed to be conducted by the Group Companies;

(ii)               the fact that any of the Seller Parties violates the applicable laws, regulations and rules in relation to Taxes (including those resulting from cancellation or reclamation of tax benefits of any kind relating to the Group Companies) or fails to pay any Taxes imposed by any competent governmental authority arising from an event that occurred or is deemed to have occurred prior to the Closing, including without limitation any failure to comply with any obligations and undertakings by the Selling Shareholder and/or the Company under Section 6.17 or applicable PRC laws with respect to the Repurchase Taxes;

(iii)            the fact that any of the Seller Parties violates the applicable laws in relation to social insurance or housing funds and other employment and labor matters;

(iv)           any monetary penalties and fines (including interests or other amounts in connection therewith) assessed by a governmental authority due to, arising out of or as a result of the failure by any shareholder of the Company to comply with any and all rules and regulations of SAFE (including Circular 37) or to successfully update any filings or registrations required by such rules and regulations;

(v)              the fact that any of the leased properties used by the Group Companies have liens thereon.

(c)       Notwithstanding the foregoing, if the Company can prove, to the Indemnified Party’s satisfaction, within fourteen (14) days after the occurrence of a breach of any covenant or agreement contained herein, that such breach is the sole responsibility of any of the Founders or Founder Holding Companies, then only the Founders or Founder Holding Companies, not the Company, shall bear the indemnification obligation.

(d)      If any Indemnified Party believes that it has a claim that may give rise to an indemnity obligation hereunder, it shall promptly notify the Indemnifying Party stating specifically the basis on which such claim is being made, the material facts related thereto, and the amount of the claim asserted. For purposes hereof, notice delivered to any of the Founders at the Company’s address pursuant to Section 9.7 shall constitute effective notice to all Seller Parties. The omission of any Indemnified Party to so notify the Indemnifying Party does not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party.

SECTION 9.2.  Calculation of Losses.

Each of the Seller Parties agrees that in assessing the amount of Damages for a breach of representations and warranties, covenants and agreements under this Agreement, there shall be taken into account that: (i) in calculating the loss or damage that the Indemnified Parties may suffer as a result of any claim made by the Indemnified Parties under this Agreement, any payment made by the Company to reimburse the Indemnified Parties for its losses will in itself diminish the value of the Series C Purchaser’s investment in the Company and, accordingly, such payment should be taken into account in calculating the Indemnified Parties’ loss or damage; and (ii) the Indemnified Parties shall be entitled to be compensated for, but not limited to, the decrease in value (including loss of bargain) of all Series C Preferred Shares or Ordinary Shares arising from conversion thereof as a result of any inaccuracy or breach of representations and warranties, covenants and agreements or breach of any other provision of the Transaction Documents.

SECTION 9.3.  Founders’ Guarantee.

In consideration of the Series C Purchasers’ entering into this Agreement, each of the Founders, as a shareholder or director of any Group Companies (as the case may be), hereby unconditionally and irrevocably guarantees to each Series c Purchaser the due and punctual performance and observance by each of the Founder Holding Companies and the Group Companies, of its respective obligations, commitments, undertakings, warranties, indemnities and covenants under or pursuant to the Transaction Documents and agrees to fully and unconditionally indemnify the Indemnified Parties against all Damages which the Indemnified Parties may suffer through or arising from any breach by any of the Founder Holding Companies and the Group Companies The liability of the Founder Holding Companies and the Group Companies (as the case may be) as aforesaid shall not be released or diminished by any arrangements or alterations of terms (whether of this Agreement, or otherwise) or any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance. Notwithstanding anything to the contrary, in any event but absent fraud, gross negligence, intentional misrepresentation and willful misconduct on the part of the Founders, the liability for the Founders shall not exceed the greater of: (i) the then market value of Founders’ direct and indirect equity interests in the Company; or (ii) the amount equal to the aggregate purchase price for the Series A-1 Preferred Shares, the Series A-2 Preferred Shares, the Series B-1 Preferred Shares, the Series B-2 Preferred Shares, the Series B-3 Preferred Shares and the Series B-4 Preferred Shares and the Series C Purchased Shares.

SECTION 9.4.  Governing Law.

This Agreement shall be governed by and construed exclusively in accordance with the Hong Kong laws, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the Hong Kong laws to the rights and duties of the parties hereunder.

SECTION 9.5.  Successors and Assigns.

Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations therein may not be assigned by the Seller Parties without the prior written consent of the Series C Purchasers.

SECTION 9.6.  Entire Agreement.

This Agreement, the Shareholders Agreement, any Ancillary Agreements and other Transaction Documents, and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

SECTION 9.7.  Notices.

Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Schedule 3 hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Schedule 3; or (d) three (3) business days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in Schedule 3 with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.7 by giving, the other parties written notice of the new address in the manner set forth above.

SECTION 9.8.  Amendments.

Any term of this Agreement may be amended only with the written consent of the Seller Parties and the Series C Purchasers.

SECTION 9.9.  Waivers.

Each of the Seller Parties, by executing this Agreement, hereby waives any anti-dilution rights, rights of first refusal, preemptive rights and all similar rights in connection with the issuance of the Series C Purchased Shares.

SECTION 9.10.  Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to any Seller Party or any Series C Purchaser, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of such Seller Party or Series C Purchaser, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Seller Party or any Series C Purchaser of any breach of default under this Agreement or any waiver on the part of any Seller Party or any Series C Purchaser of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. Subject to Section 9.1, all remedies, either under this Agreement, or by law or otherwise afforded to the Seller Parties and the Series C Purchaser shall be cumulative and not alternative.

SECTION 9.11.  Finder’s Fees.

Each Party represents and warrants to the other Parties hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement and hereby agrees to indemnify and to hold harmless the other Party hereto from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying Party or any of its employees or representatives are responsible.

SECTION 9.12.  Interpretation; Titles and Subtitles.

This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement. As used in this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”.

SECTION 9.13.  Counterparts.

This Agreement may be executed (including facsimile signature) in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

SECTION 9.14.  Severability.

If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties’ intent in entering into this Agreement.

SECTION 9.15.  Confidentiality and Non-Disclosure.

The Parties hereto agree to be bound by the confidentiality and non-disclosure provisions of Section 7 of the Shareholders Agreement, which shall mutatis mutandis apply.

SECTION 9.16.  Further Assurances.

Each Party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

SECTION 9.17.  Fees and Expenses.

Each Party shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby; provided that the Company shall reimburse the Series C Purchasers, subject to a cap of US$150,000, if Closing occurs or the Closing fails to occur for reasons attributable to the Company and/or any Seller Parties, all the legal, financial, administrative and other expenses actually incurred by the Series C Purchasers in connection with its due diligence investigation of the Company and the Group Companies and the preparation of the necessary transaction documents and financial documents for the transaction contemplated hereunder. Only if the Closing does not occur due to the failure to fulfill the closing conditions provided under Article VIII by Series C Purchasers albeit the fact that the Company has fulfilled all of the closing conditions under Article VII, such defaulting Series C Purchaser shall bear the foregoing expenses incurred by itself.

SECTION 9.18.  Dispute Resolution.

(a)      Negotiation Between Parties. The Parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all Parties within thirty (30) days, Section 9.18(b) shall apply.

(b)      Arbitration. In the event the Parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall he referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules (the “HKIAC Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b).

SECTION 9.19.  Termination.

This Agreement may be terminated by any party hereto on or after the 90th day from the date hereof by written notice to all the other parties hereto, if the Closing Date has not occurred on or prior to such date, provided that (i) the Company’s termination right under this Section 9.19 shall be conditional upon the fact that the Seller Parties have not materially breached their representations, warranties or covenants hereunder and the failure of the Closing is not due to any reasons attributable to any Seller Parties; (ii) each of the Series C Purchasers’ termination rights under this Section 9.19 shall be conditional upon the fact that such Series C Purchaser has not materially breached its representations, warranties or covenants hereunder and the failure of the Closing is not due to the fault of such Series C Purchaser. Such termination under this Section 9.19 shall be without prejudice to any claims for Damages or other remedies that the Parties may have under this Agreement or applicable law.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE GROUP COMPANIES:

The Company:

Walnut Street Group .Holding Limited

By:	/s/ SUN Qin
Name:	SUN Qin
Title:	Director

The HK Company:

HongKong Walnut Street Limited
(香港胡桃街有限公司)

By:	/s/ SUN Qin
Name:	SUN Qin
Title:	Director

The WFOE:

Hangzhou Weimi Network Technology Co., Ltd.
(杭州微米网络科技有限公司)

By:	/s/ SUN Qin
Name:	SUN Qin
Title:	Legal Representative

The Domestic Company:

Hangzhou Aimi Network Technology Co., Ltd.
(杭州埃米网络科技有限公司)

By:	/s/ SUN Qin
Name:	SUN Qin
Title:	Legal Representative

The Hangzhou Pinhaohuo:

SIGNATURE PAGE OF SERIES C PREFERRED SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE GROUP COMPANIES:

The Hangzhou Pinhaohuo:
Hangzhou Pinhaohuo Network Technology Co., Ltd.
(杭州拼好货网络科技有限公司)

By:	/s/ SUN Qin
Name:	SUN Qin
Title:	Legal Representative

The Shanghai Xunmeng:
Shanghai Xunmcng Information Technology Co., Ltd.
(上海寻梦信息技术有限公司)

By:	/s/ SUN Qin
Name:	SUN Qin
Title:	Legal Representative

Pinduoduo (Shanghai) Network Technology Co., Ltd.
(拼多多(上海)网络科技有限公司)

By:	/s/ SUN Qin
Name:	SUN Qin
Title:	Legal Representative

Shenzhen Pinduoduo Network Technology Co.,Ltd.
(深圳市拼多多网络科技有限公司)

By:	/s/ SUN Qin
Name:	SUN Qin
Title:	Legal Representative

SIGNATURE PAGE OF SERIES C PREFERRED SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDER HOLDING COMPANIES:

Walnut Street Management, Ltd.

By:	/s/ SUN Qin
Name: SUN Qin
Title: Director

SIGNATURE PAGE OF SERIES C PREFERRED SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDER HOLDING COMPANIES:

Walnut Street Investment, Ltd.

By:	/s/ HUANG Zheng
Name: HUANG Zheng
Title: Director

SIGNATURE PAGE OF SERIES C PREFERRED SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDER HOLDING COMPANIES:

By:	/s/ Authorized Signatory
Name:
Title: Director

SIGNATURE PAGE OF SERIES C PREFERRED SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE FOUNDERS:

/s/ HUANG Zheng
HUANG Zheng

SIGNATURE PAGE OF SERIES C PREFERRED SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE FOUNDERS:

/s/ SUN Qin
SUN Qin

SIGNATURE PAGE OF SERIES C PREFERRED SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

SEQUOIA:

SCC Growth IV Holdco A, Ltd.

By:	/s/ Ip Siu Wai Eva
Name:	Ip Siu Wai Eva
Title:	Authorized Signatory

SIGNATURE PAGE OF SERIES C PREFERRED SHARES PURCHASE AGREEMENT
Walnut Street Group Holding Limited

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

TML:

Tencent Mobility Limited

By:	/s/ Ma Huateng
Name:	Ma Huateng
Title:	Authorized Signatory

SIGNATURE PAGE TO SERIES C PREFERRED SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Banyan Partners Fund II, L.P.

By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

SIGNATURE PAGE OF SERIES C PREFERRED SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Sun Vantage Investment Limited

By:	/s/ Wong Kok Woi	08 FEB 2017
Name:	Wong Kok Woi
Title:	Authorized Signatory

SIGNATURE PAGE OF SERIES C PREFERRED SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written

FPCI Sino-French (Innovation) Fund

By:	/s/ Barrier
Name:	Barrier
Title:	Authorized Signatory

SIGNATURE PAGE OF SERIES C PREFERRED SHARES PURCHASE AGREEMENT

Exhibit A

OWNERSHIP STRUCTURE OF GROUP COMPANIES

EXHIBIT B

SCHEDULE OF INVESTMENT PARTICULARS

Immediately after Closing

Investor Name	Number of Series C-1 Preferred Shares	Number of Series C-2 Preferred Shares	Aggregate Purchase Price (USD)
SCC Growth IV Holdco A, Ltd.	2,821,509	/	20,000,000
	/	6,270,021	50,000,000
Tencent Mobility Limited	N/A	3,762,012	30,000,000
Banyan Partners Fund II, L.P.	N/A	1,151,462	9,182,281.07
Sun Vantage Investment Limited	N/A	547,158	3,054,302.35
FPCI Sino-French (Innovation) Fund	N/A	182,386	1,454,429.86
Total:	2,821,509	11,913,039	113,691,013.28

Exhibit C

DISCLOSURE SCHEDULE

Exhibit D

SIXTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

Exhibit E

FORM OF SHAREHOLDERS AGREEMENT

Exhibit F

LIST OF KEY EMPLOYEES

Exhibit G

FROM OF COMPLIANCE CERTIFICATE

Exhibit H

FORM OF INDEMNIFICATION AGREEMENT

Exhibit I

FORM OF MANAGEMENT RIGHT LETTER

Exhibit J

FORM OF SHARE RESTRICTION AGREEMENT

Exhibit K

FORM OF EQUITY TRANSFER AGREEMENT

SCHEDULE 1

LIST OF OTHER DOMESTIC OPERATIONAL COMPANIES

NAME	Registration Number
Shanghai Xunmeng Information Technology Co., Ltd. (上海寻梦信息技术有限公司) (“Shanghai Xunmeng”)	***
Hangzhou Pinhaohuo Network Technology Co., Ltd. (杭州拼好货网络科技有限公司)	***
Pinduoduo (Shanghai) Network Technology Co., Ltd. (拼多多(上海)网络科技有限公司)	***
Shenzhen Pinduoduo Network Technology Co., Ltd. (深圳市拼多多网络科技有限公司)	***

*** Indicates where text has been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. The omitted materials have been filed separately with the Securities and Exchange Commission.

SCHEDULE 2

LIST OF FOUNDERS

NAME	ID/PASSPORT NO.
HUANG Zheng (黄峥)	ID: ***
SUN Qin (孙沁)	ID: ***

*** Indicates where text has been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. The omitted materials have been filed separately with the Securities and Exchange Commission.

SCHEDULE 3

LIST OF CONTACT PERSON OF EACH PARTY

If to the Group Companies, the Founders:

Address: ***

Attn: ***

Tel: ***

If to Banyan:

Address: ***

Attn: ***

Tel: ***

Email: ***

If to Sun Vantage Investment Limited:

Address: ***

Attn: ***

Tel: ***

Fax ***

With a copy to: Advantech Advisors (HK) Limited

Address: ***

Attn: ***

Tel: ***

Fax: ***

If to FPCI Sino-French (Innovation) Fund

Address: ***

Attn: ***

Tel: ***

Email: ***

If to SCC Growth IV Holdco A, Ltd.

Address: ***

Attn: ***

Tel: ***

Email: ***

*** Indicates where text has been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. The omitted materials have been filed separately with the Securities and Exchange Commission.

If to Tencent Mobility Limited

Address: ***

Attn: ***

Email: ***

with a copy to:

Address: ***

Attn: ***

Email: ***

*** Indicates where text has been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. The omitted materials have been filed separately with the Securities and Exchange Commission.